EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Strategic Storage Trust IV, Inc.

Ladera Ranch, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 of our report dated March 20, 2019, relating to the consolidated financial statements and financial statement schedule of Strategic Storage Trust IV, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 of (1) our report dated October 15, 2018, relating to the Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2017 of the Naples Property, which appears in the Company’s Form 8-K/A filed on October 16, 2018, (2) our report dated December 21, 2018, relating to the Statement of Revenues and Certain Operating Expenses for the year ended December 31, 2017 of the Houston Portfolio, which appears in the Company’s Form 8-K/A filed on December 24, 2018, and (3) our report dated January 17, 2020, relating to the Combined Statements of Revenues and Certain Operating Expenses for the year ended December 31, 2018 of the Four Property Portfolio, which appears in the Company’s Form 8-K/A filed on January 17, 2020.

We also consent to the reference to us under the caption “Experts.”

/s/ BDO USA, LLP
Costa Mesa, California

February 3, 2020